FIRST AMENDMENT TO THE
RMB INVESTORS TRUST
CUSTODY AGREEMENT

THIS FIRST AMENDMENT to the Custody Agreement dated as of December 12, 2017 (the “Agreement”), is entered into by and between RMB INVESTORS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule Exhibit C of the Agreement; and

WHEREAS, the parties want to add the following funds to Exhibit B of the Agreement:

RMB Fund,
RMB Mendon Financial Services Fund,
RMB Mendon Financial Long/Short Fund;
and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit B and Exhibit C of the Agreement shall be amended and replaced in their entirety by the Exhibit B and Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

RMB INVESTORS TRUST              U.S. BANK NATIONAL ASSOCIATION

By: /s/ Walter Clark                    By: /s/ Anita M. Zagrodnik

Name:    Walter Clark                    Name: Anita M. Zagrodnik
Title: COO                        Title: Senior Vice President

Date:    5/11/18                 Date: 5/18/18

Exhibit B
to the
Custody Agreement

Separate Series of RMB Investors Trust

Name of Series

RMB JAPAN FUND
Investor Class
Class I

RMB INTERNATIONAL FUND
Investor Class
Class I

RMB INTERNATIONAL SMALL CAP FUND
Investor Class
Class I

RMB FUND
Class A
Class C
Class I

RMB MENDON FINANCIAL SERVICES FUND
Class A
Class C
Class I

RMB MENDON FINANCIAL LONG/SHORT FUND
Class A
Class C
Class I

Exhibit C
to the
Custody Agreement

Custody Services Fee Schedule
Annual Fee Based Upon Market Value per Fund*
0.50 basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees

▪	$[ ] - Book entry DTC transaction, Federal Reserve transaction, principal paydown

▪	$[ ] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

▪	$[ ] - Option/SWAPS/future contract written, exercised or expired

▪	$[ ] - Mutual fund trade, Margin Variation Wire and outbound Fed wire

▪	$[ ] - Physical security transaction

▪	$[ ] - Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

▪	See Additional Services fee schedule for global servicing.

▪	$[ ] per Sub Advisor per year

▪	$[ ] per Segregated Custody Account

▪	No charge for the initial conversion free receipt.

▪	Overdrafts - charged to the account at prime interest rate plus [ ] unless a line of credit is in place.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.

Exhibit C (continued) to the Custody Agreement
Additional Global Sub-Custodial Services Annual Fee Schedule

[redacted image]

A monthly base fee of $[ ] per fund will apply.

▪
Euroclear - Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

▪	Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ] per claim.

▪
Charges incurred by U.S. Bank N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

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